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                      Pacific Mercantile Company Limited
                         Suite 640 Mount Royal Place
                             1414 8th Street S.W.
                           Calgary, Alberta T2R 1J6


October 8, 1999

Midland Holland Inc.
613 - 375 Water Street
Vancouver, B.C.  V6B 5C6

Attention:  Alex W. Blodgett
----------------------------


Dear Sirs:

    We understand that Midland Holland Inc. (the "Corporation") proposes to issue to holders of its issued and outstanding common shares ("Common Shares") rights ("Rights") to subscribe for 2,532,623 Common Shares at a price of US$0.15 per share (the "Rights Offering"). Each holder of Common Shares will be entitled to receive one Right for each Common Share held. One Right will entitle the holder to purchase one Common Share at a price of US$0.15 per share. Any holder of Common Shares who exercises his right (the "Basic Subscription Right") to subscribe for all the Common Shares that can be initially purchased upon exercise of all Rights issued to such holder shall be entitled to subscribe for, at the price of US$0.15 per share, additional Common Shares (the "Additional Subscription Privilege") in the manner to be set forth in the rights offering circular of the Corporation dated October 8, 1999 (the "Rights Offering Circular"). The Rights shall be in form and terms satisfactory to us, acting reasonably.

    Upon and subject to the following terms and conditions, Pacific Mercantile Company Limited (the "Standby Purchaser") hereby agrees to purchase from the Corporation, and the Corporation hereby agrees to sell to the Standby Purchaser, at the price of US$0.15 per share, all of the Common Shares not otherwise purchased under the Rights Offering, including both the Basic Subscription Right and the Additional Subscription Privilege, to a maximum of 2,000,000 Common Shares.

    For the purposes of this agreement, the terms "material change", "material fact" and "misrepresentation" shall have the respective meanings ascribed thereto in the Securities Act (British Columbia).

    The following are the terms and conditions of the agreement between the Corporation and the Standby Purchaser:

1. The Common Shares to be issued to the Standby Purchaser hereunder shall be duly and validly authorized and issued and shall be outstanding as fully paid and non-assessable.


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2.  The Corporation represents and warrants to the Standby Purchaser that it has prepared and filed with the British Columbia Securities Commission under the Securities Act (British Columbia) and under the applicable laws of each of the other provinces of Canada (the Province of British Columbia and such other provinces being collectively referred to as the "Qualifying Provinces") a Rights Offering Circular relating to the proposed distribution of Rights.

3. The closing of the purchase by the Standby Purchaser and sale by the Corporation of Common Shares hereunder shall be completed at the offices of the Corporation, at Suite 613, 375 Water Street, Vancouver, B.C. V6B 5C6 at 4:00 p.m. (Vancouver time) on the same day as closing occurs under the Additional Subscription Privilege or at such other time and on such other date and at such other place as the Corporation and the Standby Purchaser may agree upon (the "Time of Closing" and "Closing Date", respectively), provided that it shall be a condition of the Standby Purchaser's obligations under this agreement that the Rights expire not later than November 12, 1999, and that closing of the purchase of Common Shares by the Standby Purchaser hereunder occur not later than November 12, 1999. At the Time of Closing on the Closing Date, there shall be delivered by the Corporation to the Standby Purchaser:

    (a) one definitive certificate representing the Common Shares to be purchased by the Standby Purchaser hereunder registered in the name of the Standby Purchaser or its nominee;

    (b) a certificate of Montreal Trust Company of Canada, as registrar and transfer agent for the shares of the Corporation, as to the number of shares of each class (including Common Shares) in the capital of the Corporation outstanding as at a date not more than three business days prior to the Closing Date; and

    (c) such further documentation as may be contemplated herein or as the Standby Purchaser may reasonably require,

    against payment by certified cheque to the Corporation of the aggregate purchase price for the Common Shares to be purchased by the Standby Purchaser hereunder.

4. The Corporation represents, warrants, covenants and agrees to and with the Standby Purchaser that:

    (a) at the respective times of filing and at the Time of Closing, the Rights Offering Circular did or will, as the case may be, comply with the requirements, if any, of the securities laws pursuant to which it has been filed and the respective regulations thereunder; provided that the foregoing shall not apply to any information or statements contained in the Rights Offering Circular relating to the Standby


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         Purchaser which the Standby Purchaser has specifically approved in writing for inclusion in such Rights Offering Circular;

    (b) the Corporation has promptly informed and will promptly inform the Standby Purchaser in writing during the period prior to the Time of Closing of the full particulars of any material change (actual, anticipated, proposed or prospective, financial or otherwise) in the assets, liabilities (contingent or otherwise), business, affairs, operations, financial condition or capital of the Corporation and its subsidiaries taken as a whole or of any change in any material fact contained or referred to in the Rights Offering Circular, or any amendment thereto, which is, or may be, of such a nature as to render the Rights Offering Circular untrue, false or misleading in any material respect or result in a misrepresentation therein;

    (c) other than as has been publicly disclosed prior to the date hereof and except as contemplated herein, there has been no material change (actual, anticipated, proposed or prospective, whether financial or otherwise) in the assets, liabilities (contingent or otherwise), business, affairs, operations, financial condition or capital of the Corporation and its subsidiaries taken as a whole since December 31, 1998;

    (d) the Corporation will take or cause to be taken all steps as may be necessary to ensure that the distribution of the Rights, the Common Shares issuable upon exercise of the Rights and the Common Shares to be purchased by the Standby Purchaser hereunder pursuant to the Rights Offering Circular complies with all applicable securities laws and regulations and the Corporation will use its best efforts to cause such distribution to take place in accordance with all such laws, regulations, rules, policies and notices;

    (e) the Corporation will immediately notify the Standby Purchaser in writing of any demand, request or inquiry by any securities regulatory authority or other governmental or regulatory body concerning any matter relating to the affairs of the Corporation, the Rights Offering or any other matter contemplated by this agreement and of the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of the Corporation. Any notice delivered to the Standby Purchaser as aforesaid shall contain reasonable details of the demand, request, inquiry, order or ruling in question;

    (f) the Corporation will deliver promptly to the Standby Purchaser copies of all correspondence which may be sent to, or received from, any securities regulatory authority or other governmental or regulatory body by or on behalf of the Corporation which in any way relates to the Rights Offering or the matters contemplated by this agreement;


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    (g)  Rights certificates representing the Rights shall be delivered to holders of Common Shares entitled to receive same promptly following the record date for determining holders of Common Shares entitled to receive Rights and, upon such delivery, the Rights will be validly issued and outstanding and the holders thereof will be entitled to the rights and privileges relating thereto described in the Rights Offering Circular;

    (h) upon the exercise of Rights in accordance with the provisions thereof, the Common Shares issued by the Corporation in connection therewith will be validly issued and outstanding as full paid and non-assessable;

    (i) the authorized capital of the Corporation consists of an unlimited number of Common Shares of which there were, as at October 8, 1999, 2,532,623 Common Shares issued and outstanding. In addition, as at October 8, 1999, there were outstanding options to purchase 120,000 Common Shares of the Corporation and outstanding warrants to acquire an aggregate of 200,000 Common Shares;

    (j) except as set forth in subsection (i) above, no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Corporation of any Common Shares or other securities of the Corporation;

    (k) the Corporation is not in default or breach of any contract, agreement, indenture or other instrument to which it is a party and which is material to the Corporation and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach;

    (l) this agreement has been duly authorized, executed and delivered by the Corporation and constitutes legal, valid and binding obligations of the Corporation enforceable in accordance with its terms;

    (m) the Corporation will cause Montreal Trust Company of Canada to deliver to the Standby Purchaser, as soon as is practicable following the expiry date of the Rights and as soon as is practicable following the deadline for receipt by Montreal Trust Company of Canada of payment of the subscription price for Common Shares to be purchased under the Additional Subscription Privilege, details concerning the total number of Common Shares duly subscribed and paid for under the Basic Subscription Right and the Additional Subscription Privilege; and

    (n) the Corporation will use such reasonable best efforts as the Standby Purchaser may reasonably request to enforce payment in respect of, or to otherwise ensure the valid exercise of, all Rights purported to be exercised under either the Basic Subscription Right or the Additional Subscription Privilege.


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5.  Whether or not the issuance of the Rights and the sale of Common Shares to the Standby Purchaser shall be completed, all expenses of or incidental thereto and to all matters in connection with the transactions herein set out shall be borne by the Corporation, including, without limitation, the expenses payable in connection with the qualification of the Rights and Common Shares for distribution or distribution to the public, as the case may be, the fees and expenses of counsel to the Corporation, the fees and expenses of counsel to the Standby Purchaser and its financial advisors and all other out-of-pocket expenses of the Standby Purchaser, including all costs incurred in connection with the preparation, translation and printing of the Rights Offering Circular.

6. The Corporation covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

    (a) by reason of or in any way arising, directly or indirectly, out of any misrepresentation or alleged misrepresentation in the Rights Offering Circular;

    (b) by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority or other competent authority in Canada or the United States or before or by any court, tribunal or other authority, domestic or foreign, based upon or relating to the offering of Rights or the sale of Common Shares to the Standby Purchaser hereunder including, without limitation, any actions taken or statements made by the Corporation or any investment dealer acting on its behalf in connection with the Rights Offering or any statement or omission or alleged statement or omission in the Rights Offering Circular or any other document relating to the Rights Offering; or

    (c) by reason of or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Corporation contained herein.

    The indemnification contained in this section will not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of or arising out of any misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results from any information relating solely to the Standby Purchaser contained in the Rights Offering Circular that has been approved by the Standby Purchaser in writing for inclusion in such Rights Offering Circular or that results primarily from any action taken by the Standby Purchaser which is contrary to applicable law or any published policy of any securities regulatory authority.


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    In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein, such person or corporation (an "indemnified party") shall promptly notify the Corporation and the Corporation shall promptly retain counsel who shall be reasonably satisfactory to the indemnified party to represent the indemnified party in such claim, action, suit or proceeding, and the Corporation shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

    Notwithstanding anything herein contained, neither the Corporation nor the Standby Purchaser shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and the Corporation shall not be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

7. The following are conditions to the Standby Purchaser's obligation to purchase Common Shares hereunder:

    (a) all documents required to be delivered to the Standby Purchaser hereunder on or prior to the Time of Closing will have been so delivered and will be in form and substance satisfactory to the Standby Purchaser, acting reasonably;

    (b) the representations and warranties of the Corporation contained herein shall be true and accurate as of the Time of Closing as if made on and as of such time;

    (c) the Corporation shall have duly fulfilled and complied with all of its respective covenants contained herein; and

    (d) the Corporation will have made or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering or the purchase of Common Shares by the Standby Purchaser as contemplated in this agreement.

8. The Corporation agrees that the conditions contained in section 7 will be complied with so far as the same relate to acts to be performed or caused to be performed by the Corporation, that it will use its reasonable best efforts to cause such conditions to be complied with and that, if any of the said conditions are not complied with, the Standby Purchaser may give notice to the Corporation terminating the Standby Purchaser's obligations hereunder and in such event the obligations of the Standby Purchaser hereunder shall be at an end.


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9.  All warranties, representations, covenants and agreements of the
    Corporation contained herein or contained in any document submitted pursuant to this agreement and in connection with the transaction of purchase and sale herein contemplated shall survive the purchase of Common Shares by the Standby Purchaser and continue in full force and effect notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.

10. All terms and conditions of this agreement shall be construed as conditions, and any breach or failure to comply with any such term or condition shall entitle the Standby Purchaser to terminate its obligations to purchase the Common Shares by written notice to that effect given to the Corporation prior to the Time of Closing. It is understood that the Standby Purchaser may expressly waive in whole or in part, or extend the time for, compliance with any of such terms and conditions without prejudice to the rights of the Standby Purchaser in respect of any other such term or condition of any other or subsequent breach or non-compliance with that or any other term or condition, provided that in order to be binding on the Standby Purchaser, any such waiver or extension must be in writing.

11. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered, in the case of the Corporation, at its address on page 1 hereof, and in the case of the Standby Purchaser, at Suite 640 Mount Royal Place 1414 8th Street S.W., Calgary, Alberta T2R 1J6.

12. Time shall be of the essence hereof.

13. Neither of the parties hereto shall issue any press release or public announcement relating to matters provided for herein without the approval of the other party hereto, which approval may not be unreasonably withheld.

14. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

15. This agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

16. This agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.


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    If this letter accurately reflects the terms of the transactions which we are to enter into and if such terms are agreed to, please communicate acceptance by executing where indicated below and delivering to the Standby Purchaser two copies of this letter on or before 4:00 p.m. on October 8, 1999.

Yours very truly,

PACIFIC MERCANTILE COMPANY LIMITED


Per:   /s/ Lance Eng
     -----------------------------
     Lance Eng

    The foregoing accurately reflects the terms of the transactions which we are to enter into and such terms are hereby agreed to and accepted.

    DATED this 8th day of October, 1999.

                                                 MIDLAND HOLLAND INC.


                                                 Per:    /s/ Alex W. Blodgett
                                                      ------------------------
                                                      Alex W. Blodgett